Exhibit (d)(82)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

LSV Asset Management

As of July     , 2003

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Tax-Managed Large Cap Fund

* Applicable to LSV Asset Management’s Enhanced Index strategy

Agreed and Accepted:

SEI Investments Management Corporation	LSV Asset Management

By:	By:
/s/ Todd Cipperman	/s/ Tremaine Atkinson

Name:	Name:
Todd Cipperman	Tremaine Atkinson

Title:	Title:
Senior VP	COO